Exhibit 99.1
[LCA-Vision Inc. Letterhead]

December 10, 2008

VIA EMAIL & CERTIFIED MAIL

Stephen N. Joffe
Craig P. Joffe
Alan H. Buckey
9650 Montgomery Road
Cincinnati, Ohio 45242

Gentlemen:

The Board of Directors of LCA-Vision has received and reviewed each of your letters.

The Board is, of course, concerned about the Company’s recent operating results and aware of the business challenges the Company faces, although it does not agree with your description of the Company’s condition as “dire” or its prognosis as “poor.”  As in prior economic downturns, a decline in consumer confidence and discretionary spending has adversely affected the Company’s performance. The Company has adopted and is implementing a business plan, including the actions described in its recent SEC filings, which the Board believes are appropriate during the current difficult economic situation. The Board is confident in the ability of its current management team to execute this business plan.

With respect to your recent request for Board representation and appointment to management positions at the Company, as you have noted repeatedly, each of you has previously served as an executive officer of LCA-Vision and, in the case of Steve and Craig, also as a Director.  Each of you voluntarily resigned from those positions of trust to pursue alternative personal or business objectives.  It seems to the Board for you to request such appointments is disingenuous after previously abandoning the Company.

Finally, the Board’s rationale for taking certain recent actions has been adequately explained in the Company’s public announcements regarding those actions.  In particular, the stockholders’ rights plan is designed to benefit all stockholders by ensuring that all stockholders receive equal treatment in the event of any proposed takeover, and to guard against tactics that could impair the Board’s ability to represent stockholders’ interests fully and independently. Under the Company’s policies, the Board is authorized to adopt a rights plan without prior approval if the plan is submitted for stockholder approval within 12 months of adoption.  Accordingly, the plan provides that it will expire if its adoption is not ratified by the stockholders within 12 months.  Consequently, the Board does not believe that it is necessary or prudent to call an immediate special meeting of stockholders for this purpose.

The Board is certainly open to hearing the suggestions of the Company’s stockholders, as evidenced by our arranging a meeting between you and certain members of the Board.  However, your recent letter writing campaign has become a distraction to executing our strategic plan.  Thus, we do not intend to respond to your letters individually, as they tend to repeat certain themes with which we don’t agree.

Sincerely,

/s/ E. Anthony Woods
E. Anthony Woods
Chairman of the Board